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                                                                   Exhibit 10.49

                                 PROMISSORY NOTE
                                  (FACILITY A)

June 13, 2002        Los Angeles, California                    $25,000,000

     FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, the undersigned, KENNEDY-WILSON, INC., a Delaware corporation ("Maker" or "Borrower"), having a place of business at 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210, promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association, having a place of business at 550 South Hope Street, Suite 1950, Los Angeles, California 90071, and EAST-WEST BANK, a California banking corporation, having a place of business at 415 Huntington Drive, San Marino, California 91108, (collectively, "Payees" or "Lenders"), the principal sum of Five Million Dollars ($25,000,000), or so much of such sum as may from time to time be disbursed and unpaid, together with interest on the unpaid principal amount of this Note from time to time outstanding, and all other charges coming due hereunder, in lawful money of the United States of America, as set forth herein.

     1.   INTEREST; PAYMENTS OF INTEREST AND PRINCIPAL.

          (a) INTEREST RATE OPTIONS. Interest on each Advance hereunder shall accrue at one of the following per annum rates selected by the Borrower ("n/a" indicates rate option is not available): (i) upon notice to the Bank, 0.50% plus the prime rate announced by the Bank from time to time, as and when such rate changes (a "Prime Rate Loan"); (ii) upon a minimum of one New York Banking Day prior notice, 3.00% plus the 1, 2, 3, 6 or 12 month LIBOR rate quoted by the Bank from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect one New York Banking Day prior to commencement of the Advance), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a "LIBOR Rate Loan"); or (iii) (n/a) upon notice to the Bank, n/a % plus the rate, determined solely by the Bank, at which the Bank would be able to borrow funds of comparable amounts in the Money Markets for a 1, 2, 3, 6 or 12 month period, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a "Money Market Rate Loan"). The term "New York Banking Day" means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The term "Money Markets" refers to one or more wholesale funding markets available to the Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others. No LIBOR Rate Loan or Money Market Rate Loan may extend beyond the maturity of this Note. In any event, if the Loan Period for a LIBOR Rate Loan or Money Market Rate Loan should happen to extend beyond the maturity of this Note, such loan must be prepaid at the time this Note matures. If a LIBOR Rate Loan or Money Market Rate Loan is prepaid prior to the end of the Loan Period for such loan, whether voluntarily or because prepayment is required due to the Note maturing or due to acceleration of this Note upon default or otherwise, the Borrower agrees to pay all of the Bank's costs, expenses and Interest Differential (as determined by

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the Bank) incurred as a result of such prepayment. The term "Loan Period" means the period commencing on the Advance date of the applicable LIBOR Rate Loan or Money Market Rate Loan and ending on the numerically corresponding day 1, 2, 3, 6, or 12 months thereafter matching the interest rate term selected by the Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period. The term "Interest Differential" shall mean that sum equal to the greater of zero or the financial loss incurred by the Bank resulting from prepayment, calculated as the difference between the amount of interest the Bank would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan or Money Market Rate
Loan) had prepayment not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan or Money Market Rate Loan shall be in an amount equal to the remaining entire principal balance of such loan.

     In the event the Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the Loan Period for a LIBOR Rate Loan or Money Market Rate Loan, the Bank may at any time after the end of the Loan Period convert the LIBOR Rate Loan or Money Market Rate Loan to a Prime Rate Loan, but until such conversion, the funds advanced under the LIBOR Rate Loan or Money Market Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan or Money Market Rate Loan prior to the end of the Loan Period.

     The Bank's internal records of applicable interest rates shall be determinative in the absence of manifest error. Each LIBOR Rate Loan and each Money Market Rate Loan shall be in a minimum principal amount of One Hundred Thousand Dollars ($100,000).

          (b) DEFAULT INTEREST RATE. Upon the occurrence and during the continuation of an Event of Default, all Obligations shall bear interest on the Daily Balance at a per annum rate equal to 5.00% above the Reference Rate. Each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in the Reference Rate.

          (c) PAYMENT OF INTEREST. Interest payable hereunder shall be due and payable, in arrears, without notice, on the fifth day of each calendar month during the

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term hereof, such payments to commence __________, 2002 and continue on the same day of each succeeding month until all Obligations hereunder are paid in full. Maker hereby authorizes Payees, at their option, without prior notice to Maker, to charge all interest, Bank Expenses (as and when incurred), fees and charges provided for in the Loan Agreement and elsewhere in this Note (as and when accrued or incurred), and all other payments due under any Loan Document to Maker as an Advance under this Note, which amounts thereafter shall accrue interest at the Interest Rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

          (d) PRINCIPAL REPAYMENT. Principal under this Note shall be repaid, without notice, as follows: (1) Maker shall repay principal of Seven Million Five Hundred Thousand Dollars ($7,500,000) or more on or before September 30,2002; additional Seven Million Five Hundred Thousand Dollars ($7,500,000) or more on or before December 31,2002; additional Five Million ($5,000,000) or more on or before June 30,2003; additional Five Million Dollars ($5,000,000) on more on or before December 31,2003; but in on event shall a principal payment exceed the principal balance then outstanding.(2) Entire remaining balance shall be repaid on or before the Maturity Date. (3) Any amount reborrowed or new Advance made under this Note: (I) shall be limited to Two Million Five Hundred Thousand dollars ($2,500,000) per purpose or property, and
(II) shall be repaid not later than (a) the first to occur of 24 months after the date such reborrowing or new Advance is made, (b) the Maturity Date, or (c) the date the asset for the acquisition of which such reborrowing or new Advance was made is sold or exchanged by Maker. For purposes of the preceding sentence, an asset shall be deemed sold or exchanged on the date title to such asset is transferred from Maker to another Person, or the date possession or beneficial ownership of such asset is transferred from Maker to another Person, whichever occurs first.

          (e) PAYMENT ON MATURITY DATE. If not previously paid, the entire unpaid principal amount of this Note, together with all accrued interest, shall be due and payable on or before June ___, 2005 (the "Maturity Date").

          (f) CREDITING PAYMENTS, APPLICATION OF COLLECTIONS. In no event shall any payment be deemed received until actual receipt by the Agent. Payees may apply any payments received by Payees on account of this Note in such order as Payees determine in their sole and absolute discretion, irrespective of any notation, memorandum, or other communication on or accompanying such payment specifying a different application of such payment. The receipt of any payments by Payees from Maker shall be applied provisionally to reduce the Obligations outstanding under this Note but shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds and is made to Agent in accordance with wiring instructions issued by Agent to Maker or unless and until such payment is honored when presented for payment. Should any payment to Agent not be honored when presented for payment, then Maker shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein

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notwithstanding, any payment shall be deemed received by Agent only if it is received by Agent on a Business Day on or before 11:00 a.m. California time. If any payment is received by Agent on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

          (g) PREPAYMENT. Upon not less than two (2) business days' notice to Agent, Maker shall have the right to prepay amounts owing under this Note in an amount in each case of not less than One Hundred Thousand Dollars ($100,000), subject to all other terms and conditions hereof.

     2. LATE CHARGES. If any installment of principal or interest due under this Note shall be overdue for longer than ten (10) days, Maker shall pay to Agent a late charge of six (6) cents for each dollar so overdue; provided, however, that no such late charge shall be charged on the principal balance outstanding under this Note upon acceleration or maturity. Maker acknowledges that late payment to Agent will cause Payees to incur costs they would not have incurred, and to lose opportunities they would not have lost, if payment had been made timely, the exact amount of which would be difficult and impracticable to assess. The parties further agree that proof of actual damages would be costly and inconvenient. Such costs and damages include, without limitation, processing and accounting charges, potential costs to be incurred as a result of Payees' inability to meet their other commitments, and loss of opportunity. The parties agree that such late charge represents a reasonable sum considering all of the circumstances existing as of the date of this Note and represents a fair and reasonable estimate of the costs that Payees will incur by reason of late payments. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue amount, and shall not prevent Payees from exercising any of the other rights and remedies available to Payees. All late charges shall be due and payable immediately without demand.

     3. EVENTS OF DEFAULT. Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Note:

          (a) If Maker fails to pay when due and payable, or when declared due and payable, any portion of Maker's Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Payees, reimbursement of Bank Expenses, or other amounts constituting Obligations);

          (b) If Maker fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Maker and Payees or either of them.

          (c)   If there is a Material Adverse Change;

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          (d)   If any material portion of Maker's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

          (e)   If an Insolvency Proceeding is commenced by Maker;

          (f) If an Insolvency Proceeding is commenced against Maker and any of the following events occur: (a) Maker consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within forty five (45) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Payees and each of them shall be relieved of their obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Maker; or (e) an order for relief shall have been issued or entered therein;

          (g) If Maker is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

          (h) If a notice of Lien, levy, or assessment is filed of record with respect to any of Maker's properties or assets by the United States Government, or any federal, state, local, or other Governmental Agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Maker's properties or assets and the same is not paid on the payment due date thereof;

          (i) If a judgment or other claim becomes a Lien or encumbrance upon any portion of Maker's properties or assets;

          (j) If there is a default in any material agreement to which Maker is a party with one or more third Persons and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Maker's obligations thereunder;

          (k) If Maker makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

          (l) If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Payees by Maker or any officer, employee, agent, or director of Maker, or if any such warranty or representation is withdrawn; or.

          (m) If an Event of Default as defined elsewhere in the Loan Documents shall occur.

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          (n)   Notwithstanding anything contained in this Section 3 to the contrary, Payees shall refrain from exercising their rights and remedies and an Event of Default shall not be deemed to have occurred by reason of the occurrence of any of the events set forth in subsections (c), (d), (g), (h),
(i), or (j) above if, within fifteen (15) calendar days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied.

     4.   REMEDIES.
          (i) On the occurrence and during the continuance of any Event of Default, Payees may, at their option:

                (a) terminate their or either of their obligation to disburse any amounts of the loan evidenced by this Note not yet disbursed;

                (b) collect interest on the entire unpaid principal amount of this Note from time to time outstanding at the Default Rate;

                (c) declare all of Maker's Obligations under this Note immediately due and payable, without notice, notice being expressly waived; and

                (d) pursue any and every others right, remedy, or power available to it under this Note or the other Loan Documents or at law or in equity.

          (ii) The rights, remedies, and powers of Payees under and pursuant to this Note are cumulative and concurrent, and may be pursued singly, successively, or together against Maker, any endorser, guarantor, surety, accommodation party, if any, or person liable or who may become liable hereunder, and any security given at any time to secure the payment of Maker's obligations, all at Payees' sole discretion. Payees may resort to any and every other right, remedy, or power available at law or in equity without first exhausting the rights and remedies contained in this Note, in Payees' sole discretion.

          (iii) Failure of Payees, for any period of time or on more than one occasion, to exercise their option to accelerate the Maturity Date shall not constitute a waiver of the right to exercise such right at any time during the continued existence of any Event of Default or with respect to any prior, concurrent, or subsequent Event of Default. Payees shall not, by any other act or omission, be deemed to waive any of their rights or remedies under this Note unless such waiver is contained in a writing signed by Payees, and then only to the extent specifically set forth in such writing. A waiver in connection with one event shall not be construed as continuing or as a bar to or waiver of any right or remedy in connection with any other prior, concurrent, or subsequent event.

          5. WAIVERS AND CONSENTS. Maker and each endorser, guarantor, surety, or accommodation party, if any, of this Note, and each other person liable or who may become liable for any part of the indebtedness evidenced by this Note, waives presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of

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any dishonor, notice of protest and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agree that their liability shall be unconditional and without regard to the liability of any other person and shall not in any manner be affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Payees. Maker and each such endorser, guarantor, surety, accommodation party, if any, and person liable or who may become liable further consent to every indulgence, extension of time, renewal, waiver, or modification that may be granted by Payees with respect to the payment or other provisions of this Note, and to the release of any collateral given to secure the payment of amounts owing under this Note, with or without substitution, and agree that additional makers, endorsers, guarantors, sureties, or accommodation parties, if any, may become parties to this Note without notice to Maker or any other person and without affecting the liability of Maker or any such other parties under this Note.

     6.   MISCELLANEOUS.

          (a) GOVERNING LAW; VENUE. The laws of the State of California shall govern all questions with respect to the construction of this Note and the rights and liabilities Maker, Payees, and all endorsers, guarantors, sureties, and accommodation parties, if any. Any suit at law or action in equity shall be brought solely in a Court of competent jurisdiction situated in Los Angeles County, California.

          (b) BINDING ON SUCCESSORS. This Note shall inure to the benefit of, and shall be binding upon, the successors and assigns of Maker, Payees, and all endorsers, guarantors, sureties, and accommodation parties, if any.

          (c)   ATTORNEY'S FEES.

                (i) Maker shall reimburse Payees for all reasonable attorneys' fees, costs, and expenses incurred by Payees in connection with the enforcement of Payees' rights under this Note. The foregoing fees, costs, and expenses include, without limitation, those related to trial, appellate proceedings, out-of-court negotiations, workouts, settlements, enforcement of rights under any state or federal statute, intended or designed to protect or enforce Payees' rights, including, without limitation, those involving bankruptcy, insolvency, or other judicial proceedings of every type, and the fees and expenses of any appraisers, consultants, and expert witnesses retained or consulted by Payees in connection with any such proceeding.

                (ii) Payees shall be entitled to recover from Maker Payees' attorneys' fees, costs, and expenses incurred in any post-judgment proceedings to collect and enforce the judgment.

          (d) JOINT AND SEVERAL OBLIGATIONS; SURVIVAL. If Maker at any time consists of more than one person, all Obligations of Maker shall be joint and several and

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shall survive the merger of this Note into any judgment on this Note.

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          (e)   ENTIRE AGREEMENT. This Note is subject to the terms of the Loan
Agreement. This Note, together with the Loan Agreement with which it is executed, and the other Loan Documents referred to therein, constitutes the entire agreement and understanding between the parties in respect of the general subject matter hereof, and supersedes all prior or contemporaneous agreements, understandings, and communications with respect to such subject matter, whether oral or written.

          (f) SEVERABILITY. If any term or provision of this Note is finally determined by a Court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other term or provision, or of the same term or provision as applied in a different circumstance, all of which shall remain in effect except to the extent of such determination.

          (g) WAIVER. Waiver by Payees of any term, covenant, or condition under this Note, shall be effective or binding on Payees only if made in writing by Agent or Payees and specifically setting forth the nature and extent of such waiver. No such waiver shall be implied from any failure or delay by Payees to insist on strict performance of, or to take action to enforce, any such term, covenant, condition, or default. A waiver in connection with one event shall not constitute or be construed as continuing or as a bar to or waiver of any right or remedy in connection with any other prior, concurrent, or subsequent event. This Note and all of the terms hereof may be amended only by an instrument in writing signed by Maker and Payees.

          (i) CONSTRUCTION OF NOTE. Maker and Payees are all financially sophisticated parties, and each has had the opportunity to have its attorneys participate in the negotiation and preparation of this Note. Accordingly, Maker and Payees shall be deemed for all purposes to have mutually drafted and prepared this Note and each and every provision thereof, and no ambiguity shall be resolved for or against either party based on which party drafted this Note or any portion thereof. The masculine, feminine, and neuter genders, and the singular and plural numbers, shall each include the other(s) when the context so indicates. All monetary figures expressed in this Note as "$" or "Dollars" refer to Dollars of the United States of America unless otherwise specified.

          (j)   DEFINED TERMS.

                (1) In General. All terms which appear in this Note with initial capital letters are defined as set forth in this Note and, if not so defined, then as set forth in the Loan Agreement.

                (2) "LIBOR Rate" means, with respect to the Interest Period applicable to any Advance hereunder, an interest rate per annum equal to the rate per annum obtained by dividing (i) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not a multiple) of the rates per annum at which deposits in U.S. Dollars are offered by the principal office of U.S. Bank National Association in London, England, to prime banks in the London interbank market

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at 11:00 A.M. (London time) one Business Day before the first day of such
Interest Period in an amount substantially equal to the amount of such Advance and for a period equal to such Interest Period by (ii) a percentage equal to 100% minus the LIBOR Rate Reserve Percentage for such Interest Period. The LIBOR rate for the Interest Period for each such Advance shall be determined by the Agent one Business Days before the first day of such Interest Period. "LIBOR Rate Reserve Percentage" means, with respect to the Interest Period applicable to the credit facilities under this Agreement, the reserve percentage applicable during such Interest Period (or if more than one percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for U.S. Bank National Association with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period. "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time. "Interest Period" means, with respect to each Advance at the Stated Rate applicable to the credit facilities under this Agreement, the period commencing on the date of making or continuation of such Advance and ending on the corresponding numerical day which is one, two, three, six, or twelve months, as the Maker may select; provided, however, that when the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, further, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day. Notwithstanding the foregoing, an Interest Period shall not end after the Maturity Date. The Maker may select an Interest Period for each Advance under the credit facilities under this Agreement by notifying the Agent prior to 10:00 a.m. New York time on the second Business Day immediately prior to (i) the Business Day on which such Advance is requested to be made or (ii) in the case of any outstanding Advance the last day of the Interest Period then applicable to such Advance. If Maker shall fail to give a timely or sufficient notice for the selection of an Interest Period for any outstanding Advance bearing interest at the Stated Rate, the Maker shall be deemed to have selected on the last day of the Interest Period for such Advance to continue such Advance for the same Interest Period for such Advance then ending. "Business Day" means a day of the year on which banks are not required or authorized to close in New York City or San Francisco, California, and if the applicable Business Day relates to a determination of the LIBOR Rate applicable to an Advance under the credit facilities under this Agreement, it also means a day on which dealings are carried on in the London interbank market. If for any reason (i) deposits are not available to U.S. Bank National Association in the relevant market or, (ii) by reasons of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, or (iii) it becomes unlawful or impracticable to make or maintain Advances accruing interest at the rate stated, or (iv) as a result of any change in law, the cost to the Lenders of making or maintaining Advances accruing at the Stated Rate is increased, or

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(v) at any time that an Event of Default of exists, or (vi) an insufficient number of days remain from the date the Advance is requested to be made or continued until the Maturity Date to continue an Interest Period, then in each such case, upon the Maker's receipt of notice thereof from the Agent, the rate of interest thereafter applicable to outstanding Advances shall be based on the Base Rate (defined below) until the Agent shall notify the Maker that any such condition shall no longer exist. "Base Rate" shall mean, at any time, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the rate of interest announced publicly by U.S. Bank National Association in New York, New York, from time to time, as its base rate.

                (3) "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), liabilities (including all amounts charged to Maker's Loan Accounts pursuant to the Loan Documents), obligations, fees, charges, costs, or Bank Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Maker to Banks of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Payees and Maker, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Maker to others that Payees may have obtained by assignment or otherwise, and further including all interest not paid when due and all Bank Expenses that Maker is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                (4) "Reference Rate" means the rate of interest published from time to time in The Wall Street Journal as the "prime rate." In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate.

                (5) All other capitalized terms which are not separately defined in this Note shall have the corresponding definitions of the same terms as contained in the other Loan Documents.

          (k) INTENT TO LIMIT CHARGES TO MAXIMUM LAWFUL RATE. In no event shall the interest rate or rates payable under this Note, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Maker and Payees, in executing and delivering this Note, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Note, Maker is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Maker in excess of such legal maximum,

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whenever received, shall be applied to reduce the principal balance of the
Obligations to the extent of such excess.

     7. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THE VALIDITY OF THIS NOTE AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF PAYEES, IN ANY OTHER COURT IN WHICH PAYEES SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF MAKER AND PAYEES WAIVES TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 7. MAKER AND PAYEES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF MAKER AND PAYEES REPRESENT THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH

LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                                     Maker:

                                     KENNEDY-WILSON, INC.,
                                     a Delaware corporation

                                     By
                                       -----------------------------------------
                                       WILLIAM J. McMORROW, Chairman
                                         and Chief Executive Officer


                                     By
                                       -----------------------------------------
                                       FREEMAN LYLE, Executive Vice
                                         President Chief Financial Officer,
                                         and Secretary

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